August 2, 2005

Mr. Robert Jesenik
Agent
Energy Fund II, LLC.
c/o Aequitas Capital Management
The Fox Tower
805 SW Broadway, Suite 560
Portland, OR  97205-3345

Dear Mr. Jesenik,

This Letter Agreement sets forth the terms to which we have agreed concerning the advance of $450,000 (Four hundred fifty thousand dollars) by Energy Fund II, LLC to be made to EnergyConnect, Inc. (ECI) on August 2, 2005.

Following receipt into its bank account via wire transfer, ECI will issue 44 shares of common stock (approximately 27% of the outstanding common stock value) of ECI to Energy Fund II, LLC.

In the event that the proposed merger between Microfield Group and ECI is not completed, Energy Fund II, LLC may designate a representative to participate as a non-voting member of ECI Board of Directors. This provision will remain in effect until such time that Energy Fund II, LLC holds less than 15% of ECI common stock. In addition, ECI agrees to engage Aequitas Capital Management as a financial advisor on mutually agreeable terms.

Executed as of the date of this letter on behalf of ECI:


/s/ RODNEY M. BOUCHER
-----------------------------
Rodney M. Boucher
CEO

Executed on     August 4     , 2005 on behalf of Energy Fund II, LLC:
            -----------------


/s/ ROBERT JESENIK
-----------------------------
Robert Jesenik
Agent
















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